CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Scudder Investment Trust:

         We consent to the incorporation by reference in Post-Effective Amendment No. 74 to the Registration Statement of Scudder Investment Trust on Form N-1A, of our report dated December 13, 1995 on our audit of the financial statements and financial highlights of Scudder Quality Growth Fund which report is included in the Annual Report to Shareholders for the year ended October 31, 1995, which is incorporated by reference in the Registration Statement.

         We also consent to the reference to our Firm under the caption, "Experts."




                                                  /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                             COOPERS & LYBRAND L.L.P.
February 22, 1996